Exhibit 99.1

Quintiles President & COO John Ratliff to Leave Company at End of 2013

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--October 31, 2013--Quintiles today announced that John Ratliff has resigned his position as president and chief operating officer (COO) effective December 31, 2013. He has also resigned his role as a member of the Quintiles Transnational Holdings Inc. board of directors.

“On behalf of our board of directors, senior Quintiles management team and our employees around the world, I would like to thank John Ratliff for his leadership and tireless dedication to Quintiles over the past nine years,” said CEO Tom Pike. “Quintiles is known for its strong management team, and I’m confident that these executives will ensure a smooth transition for our customers, employees and the patients we ultimately serve. John helped to grow this team as Quintiles has grown. We wish him well in his future endeavors.”

Ratliff joined Quintiles as chief financial officer in 2004, shortly after the company began its transition from public to private ownership in 2003. In 2006, he was named chief operating officer and was appointed to Quintiles’ board.

“Quintiles is a special company where I have had a tremendous experience, both professionally and personally for almost a decade,” Ratliff said. “The difference this company has made in people’s lives is truly amazing, and I am extremely proud to have played a part in it. I love Quintiles and wish the best of luck to the entire organization,” Ratliff concluded.

About Quintiles

Quintiles (NYSE: Q) is the world’s largest provider of biopharmaceutical development and commercial outsourcing services with a network of more than 28,000 employees conducting business in approximately 100 countries. We have helped develop or commercialize all of the top-50 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com.

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